PROSPECTUS SUPPLEMENT NO. TWO (TO PROSPECTUS DATED JUNE 10, 2008)	This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No. 333-141881

Common Stock

This Prospectus Supplement No. Two supplements and amends the prospectus dated June 10, 2008, as supplemented to date, which we refer to as the Prospectus. The Prospectus relates to the resale by certain selling stockholders of up to 6,892,527 shares of our common stock.

On February 2, 2009, we filed with the Securities and Exchange Commission a Current Report on Form 8-K disclosing under Item 8.01 the results from a clinical study that tested whether CORLUX mitigates the weight gain associated with Risperdal. A copy of Item 8.01 of this Form 8-K is included in this Prospectus Supplement No. 2.

This Prospectus Supplement No. 2 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus.

Our common stock is traded on the Nasdaq Capital Market under the symbol “CORT.” On February 2, 2009, the closing price of our common stock was $0.75.

Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 3 of the accompanying Prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus to which this prospectus supplement relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 2, 2009.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2009

Corcept Therapeutics Incorporated

(Exact name of registrant as specified in its charter)

000-50679

(Commission File Number)

Delaware	77-0487658
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

149 Commonwealth Drive

Menlo Park, CA 94025

(Address of principal executive offices, with zip code)

(650) 327-3270

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On February 2, 2009, Corcept Therapeutic Incorporated (the “Company”) announced positive results from a clinical study that tested whether CORLUX® mitigates the weight gain associated with Risperdal. The data demonstrated that adding CORLUX to Risperdal treatment in healthy subjects resulted in a statistically significant reduction in weight gain compared to that seen in subjects receiving Risperdal alone. Risperdal, a leading antipsychotic for the treatment of schizophrenia and bipolar disorder, is marketed by Johnson & Johnson. CORLUX is Corcept’s late-stage GRII receptor antagonist, which the Company is also evaluating in ongoing Phase 3 trials for psychotic depression and Cushing’s Syndrome.

The data announced on February 2, 2009 confirmed results previously reported from similar clinical studies of CORLUX which demonstrated statistically significant mitigation of Zyprexa associated weight gain.

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Study Design: The study was a four-week randomized double-blind controlled study in 75 lean, healthy men (body mass index of 23 or less). Subjects were randomized to receive either Risperdal plus placebo (n=30), Risperdal plus CORLUX (n=30) or CORLUX plus placebo (n=15). Daily weights were recorded and a range of metabolic parameters were measured.

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Results: Subjects in the Risperdal alone group gained an average of 9.2 pounds, compared to a gain of 5.1 pounds in the Risperdal plus CORLUX group. This difference was highly statistically significant (p<0.0001). Additional metabolic parameters, including fasting insulin, triglycerides and abdominal fat, are being analyzed. Consistent with prior studies, CORLUX appeared to be well tolerated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORCEPT THERAPEUTICS INCORPORATED

Date: February 2, 2009	By:	/s/ Caroline M. Loewy
Caroline M. Loewy
Chief Financial Officer